Exhibit 10.3

February 28, 2006

2006 Performance-Vesting Restricted (“PVR”) Share Award

«Name»

Dear Plan Participant:

This letter confirms the award made to you by the Compensation Committee of the Board of Directors under the Performance-Vesting Restricted Share Award program. The PVR share program is designed to compensate key executives based on the Company’s achievement of corporate performance goals, pay for performance and promote the retention of key employees. The PVR share program emphasizes long-term compensation value and encourages stock retention among the Company’s key executives.

Participants in the program can earn shares of West stock based on the Company’s return-on-invested capital (ROIC) and revenue growth over the next three-year period (i.e., 2006-2008) as compared to ROIC and revenue growth targets established by the Compensation Committee.

The ROIC Target is:	10%
The Revenue Growth Target is:	10%
Your Target Award amount is	«PVRS» shares

If the Company achieves 100% of the ROIC and Revenue Growth targets, you will receive 100% of your Target Award in shares of West common stock. A higher performance versus the targets could result in a greater number of shares being awarded, and fewer shares will be awarded if Company performance falls short of the targets. Please refer to the attached Long Term Incentive Plan with 2006 Revisions Plan Summary to determine how your award will vest. Also attached is additional information about the terms and conditions of your PVR share award.

This Award shall be governed by all of the terms and conditions contained in this award letter and the West Pharmaceutical Services, Inc. 2004 Stock-Based Compensation Plan (the “Plan”). In the event of a conflict between this award letter and the Plan, the provisions of the Plan shall control for any and all purposes.

I am pleased that you are a participant in this long-term incentive compensation program and trust that your participation will be beneficial to both you and the Company.

Please review the attached documentation carefully.

Sincerely,
/s/ Richard D. Luzzi
Richard D. Luzzi
Vice President Human Resources

RDL/rmm
Attachments

Terms and Conditions of the Performance-Vesting Share Awards

Performance Measures and Performance Period

The primary feature of the Performance-Vesting Restricted (PVR) Share Award program is that the participant receives shares of West common stock contingent upon corporate performance over a designated period of time.

The measures of corporate performance are Return on Invested Capital (“ROIC”) and Revenue Growth.

a.                 ROIC means the average of the Company’s net operating profit (without regard to taxes) divided by the average outstanding equity plus debt.

b.                Revenue Growth means the compound annual growth rate in net sales for the Company.

The performance period of this grant is three years. Details regarding the vesting of your award, including the applicable performance formula targets, for the performance period are shown in the attached Long Term Incentive Plan with 2006 Revisions Plan Summary.

After the end of the performance period, West's performance will be calculated on both measures.  The results are then tabulated to determine the actual number of shares, if any, to be awarded.

Target Award and Dividends

Your Target Award is an amount of PVR shares that would be paid to you if the Company hits 100% of the ROIC and Revenue Growth performance targets.  Additional PVR shares will be awarded if actual performance exceeds the performance targets, and fewer PVR shares will be awarded if actual performance falls short of the performance targets.  No PVR shares will be awarded if actual performance falls below the minimum acceptable level.

During the performance period, your account will be credited with additional PVR shares as if the Target Award was achieved and reinvested in dividends on West common stock.  At the end of the performance period, you will receive additional shares of common stock equal to the amount of PVR shares purchased through this dividend-reinvestment feature.

Any shares awarded will be transferred to you in approximately the first quarter of the year following the last day of a performance period.

Delivery of the shares may be deferred in accordance with the deferral feature of the Company’s Non-Qualified Deferred Compensation Plan for participants in certain countries as determined by the Committee.  Details of the deferral opportunity will be provided to participants in that plan prior to the end of each performance period.

Tax Consequences

Any shares paid under this program will be considered taxable income and subject to tax pursuant to the laws of the country in which you work/live.  For U.S. tax purposes, withholding taxes are due upon delivery of the shares and will be withheld from any payment.  Additional information about the U.S. tax consequences of your award are contained in the latest plan information statement.

Early Vesting

A Change in Control of the Company (as defined under the West 2004 Stock-Based Compensation Plan) prior to the end of a designated performance period will result in an immediate vesting of the full amount of your Target Award.  These shares will be distributed to you as soon as practical after the event.

Forfeiture Provisions

All unvested PVR shares will be forfeited under the following circumstances:

1.                 Your employment terminates for any reason prior to the end of the performance period; or

2.                 If at any time during your employment or within 3 months following termination of your employment, you directly or indirectly engage in activity harmful to, or not in the best interest of, the Company.  Such activity includes, without limitation:

•              conduct related to your employment for which either criminal or civil penalties against you may be sought;

•                           acquisition of a direct or indirect interest or an option to acquire such an interest in any person or entity engaged in competition with the Company’s business (other than an interest of not more than 5 percent of the outstanding stock of any publicly traded company);

•                           accepting employment with or serving as a director, officer, employee or consultant of, or furnishing information to, or otherwise facilitating the efforts of, any person or entity engaged in competition with the Company’s business;

•                           soliciting, employing, interfering with, or attempting to entice away from the Company any employee who has been employed by the Company in an executive or supervisory capacity within one year prior to such solicitation, employment, interference or enticement;

•                           violation of Company policies, including the Company’s insider-trading policy; or

•                           using for your or others, or disclosing to others, any confidential or proprietary information of the Company in contravention of any Company policy or agreement.

Long Term Incentive Plan
with 2006 Revisions
Plan Summary

Background and Basic Plan Design

The Long Term Incentive Plan is designed to implement a balanced approach to the achievement of multiple long term strategic objectives.  Awards in the long term plan are comprised of two forms of equity, Stock Options which vest over time, and Performance Restricted Shares which vest upon achievement of performance goals. Targeted awards will consist of equal value amounts of Stock Options and Performance Restricted Shares.  This 50% - 50% mix utilizes Performance Restricted Shares to drive focus on two key long term performance objectives, Revenue Growth and Return on Invested Capital, while Stock Options provide the opportunity to share in the overall long term success of West.

Stock Options

50% of the targeted long term award opportunity will be in Stock Options. The number of options will be determined by dividing the expected value of one option (as determined by the compensation consultant and approved by the Compensation Committee) into 50% of the participant’s long term award opportunity.

Stock Options.  Stock options will have the following terms:

•     Stock options are granted at fair market value on the date of grant.

•     Vesting will occur over the first 4 years of the grant at the rate of 25% per year.

•     Options will have a 10 year exercise period.

•     Options are not subject to the performance criteria established for Performance Restricted Shares (described below).

Performance Restricted Shares (PRSs)

50% of the long term award opportunity will be in Performance Restricted Shares. The number of shares will be determined by dividing the value per share of West stock (as determined by the compensation consultant and approved by the Compensation Committee) into 50% of the participant’s long term award opportunity.  The PRSs will vest upon the achievement of two performance goals – Revenue Growth and Return on Invested Capital - discussed more fully below.

Performance Restricted Shares

•              Performance restricted shares are a grant of Company stock that is subject to the performance vesting provisions of the Long Term Incentive Plan.

•              Vesting of the shares as well as the number of shares that vest is contingent upon meeting the performance criteria established for each of the key long term measures:  Compound Annual Revenue Growth and Average Return on Invested Capital.

•              Dividends accrue on the restricted shares and will be paid to the participant based on the percentage of shares that vest.  Dividends may be settled in cash or in stock at the Compensation Committee’s discretion.

•              The actual value of the shares may either rise or fall during the performance period; however, the number of shares subject to vesting will not change.

To minimize short-term volatility, the basic design of the performance plan is to measure performance over a three year Performance Period.  At the end of the three years, performance against the two goals is measured and the vesting of the Performance Restricted Shares awarded at the beginning of that Performance Period is determined. Each year a new three year Performance Period is begun and Performance Restricted Shares are awarded.  This means there are three overlapping Performance Periods at any given time – the one started three years ago, the one started two years ago, and the one started in the current year. Vesting of the Performance Restricted Shares granted at the beginning of a three year Performance Period occurs at the end of that three year period when the performance is measured.  Obviously, performance in any given year contributes to the three year Performance Periods which contain that year.  This three year rolling mechanism is designed to smooth out short term fluctuation and therefore reward long term performance.

Note that there will be a “phase in” period during the first two years.  The first Performance Period (PP) will cover only 2004. The measurements will be based on 2004 only and the vesting of one-third of the shares awarded at the beginning of 2004 will be determined from that at the end of 2004. The second PP will consist of 2004 and 2005.  The vesting of one-third the shares awarded at the beginning of 2004 will be based on the measurements of 2004 & 2005 and will occur at the end of 2005. The third PP will include 2004, 2005, and 2006.  The vesting of the final one-third of the shares awarded at the beginning of 2004 will be determined at the end of 2006. The fourth performance period will include 2005, 2006 and 2007. The vesting of the shares awarded in 2005 will occur at the end of 2007. The fifth performance period will include 2006, 2007 and 2008. The vesting of shares awarded in 2006 will occur at the end of 2008.

Plan Performance Targets, Definitions and Weights

The Plan performance targets are established with the consent of the Compensation Committee of the Board. The Committee retains the authority to change or revise the targets as it deems appropriate. In the event of acquisitions or divestitures the Committee will on a case by case basis determine the necessity to change or revise the performance targets.

1.                  Revenue Growth. Weight 50%.

1.                 Definition: The three year Compound Annual Growth Rate in Net Sales.

2.                 Performance Target for Performance Periods beginning in 2004, which include Performance Periods I, II, and III: 5% Compound Annual Growth Rate.

3.                 Performance Target for Performance Period IV beginning in 2005: 9.0% Compound Annual Growth Rate (revised).

4.                 Performance Target for Performance Period V beginning in 2006:10.0% Compound Annual Growth Rate

5.                 Criteria for Performance Periods

i.                     Performance Period I: 2004. Measured as the 2004 growth rate in net sales over 2003.

ii.                  Performance Period II: 2004 and 2005. The average of the 2004 and 2005 growth rates in net sales.

iii.               Performance Period III: 2004, 2005 and 2006.  The Compound Annual Growth Rate in Net Sales over the 2004, 2005 and 2006 performance period.

iv.              Performance Period IV: 2005, 2006 and 2007. The Compound Annual Growth Rate in Net Sales over 2005, 2006 and 2007 performance period.

v.                 Performance Period V: 2006, 2007 and 2008. The Compound Annual Growth Rate in Net Sales over 2006, 2007 and 2008.

2.                 Average Return on Invested Capital.  Weight 50%.

1.                  Definition: Net Operating Profit after taxes divided by the average Equity plus Debt for each year, averaged over the three (3) year performance period.

2.                  Performance Target for Performance Periods beginning in 2004 and 2005:  8.5% Average Return on Invested Capital.

3.                  Performance Target for Performance Period IV beginning in 2005 :  9.5% Average Return on Capital (revised)

4.                  Performance Target for Performance Period V beginning in 2006: 10% Compound Annual Growth Rate

5.                  Criteria for Initial Performance Periods

i.                     Performance Period I: 2004. The Return on Capital for 2004

ii.                  Performance Period II: 2004 and 2005. The average of the Returns on Capital for 2004 and 2005.

iii.               Performance Period III: 2004, 2005 and 2006. The average of the Returns on Capital over the 2004, 2005 and 2006 Performance Period.

iv.              Performance Period IV: 2005, 2006 and 2007. The average of the Returns on Capital over the 2005, 2006 and 2007 Performance Period.

v.                 Performance Period V: 2006, 2007 and 2008. The average of the Returns on Capital over the 2006, 2007 and 2008 Performance Period

Performance Payout Relationship

For 50% of the shares, targeted levels of performance for Compound Annual Revenue Growth are established for each performance period. A threshold of 70% of target has been established, below which no Performance Restricted Shares will vest.  (Vesting means that the ownership restrictions are lifted.)  At 70% of target, 50% of the Performance Restricted Shares will vest.  At 100% of target, 100% of the Performance Restricted Shares will vest.  At 150% of target and above, all Restricted Shares will vest and an additional equal number of shares will be awarded without restrictions at that time.

For the remaining 50% of the shares, targeted levels of performance for Average Return on Invested Capital are established for each performance period. A threshold of 70% of target has been established, below which no Performance Restricted Shares will vest.  (Vesting means that the ownership restrictions are lifted.)  At 70% of target, 50% of the Performance Restricted Shares will vest.  At 100% of target, 100% of the Performance Restricted Shares will vest.  At 150% of target and above, all Restricted Shares will vest and an additional equal number of shares will be awarded without restrictions at that time.

Payout for performance between 70%-100% and 100%-150% will be determined by linear interpolation between the appropriate points.

The plan is designed to measure performance over a three year performance period. As the plan is implemented the first two years will cover fewer years. To guard against unintended windfalls, payouts will be capped at 100% for the first performance period ending in 2004, and 150% for the second performance period ending in 2005.

Following are matrices reflecting the approved performance targets and corresponding payout opportunities for Performance Periods III, IV and V.

Long Term Incentive Plan
Performance Payout Matrix

Performance Period III: 2004, 2005 and 2006

		Compound Annual Growth Rate Revenue		Average Return on Invested Capital
Performance Range		Performance	Payout	Performance	Payout
Maximum:	150%	7.50%	200%	12.75%	200%
	125%	6.25%	150%	10.63%	150%
	110%	5.50%	120%	9.35%	120%
Target:	100%	5.00%	100%	8.50%	100%
	85%	4.25%	75%	7.23%	75%
Threshold:	70%	3.50%	50%	5.95%	50%

Performance Period IV: 2005, 2006 and 2007

		Compound Annual Growth Rate Revenue		Average Return on Invested Capital
Performance Range		Performance	Payout	Performance	Payout
Maximum:	150%	13.50%	200%	14.25%	200%
	125%	11.25%	150%	11.88%	150%
	110%	9.90%	120%	10.45%	120%
Target:	100%	9.00%	100%	9.50%	100%
	85%	7.65%	75%	8.08%	75%
Threshold:	70%	6.30%	50%	6.65%	50%

Performance Period V:  2006, 2007 and 2008

		Compound Annual Growth Rate Revenue		Average Return on Invested Capital
Performance Range		Performance	Payout	Performance	Payout
Maximum:	150%	15.0%	200%	15.0%	200%
	125%	12.5%	150%	12.5%	150%
	110%	11.0%	120%	11.0%	120%
Target:	100%	10.0%	100%	10.0%	100%
	85%	8.5%	75%	8.5%	75%
Threshold:	70%	6.30%	50%	7.0%	50%

Target Award Values

Our outside compensation consultants periodically conduct a comparative study of total compensation levels including long term incentive award values for management positions in companies similar to West Pharmaceutical Services. Using this market data, Target Long Term Award values were set for each management position participating in the Long Term Incentive Plan.

The Compensation Committee may change the percentage or type of equity used to fund the long term awards at its discretion.

Plan Administration

Plan administration is subject to the provisions of West Pharmaceutical Services, Inc. 2004 Stock-Based Compensation Plan, as approved by the Shareholders on May 4, 2004. Participation in the Long Term Incentive Plan is subject to the approval of the Compensation Committee of the Board. The amount and type of awards under this plan are at the discretion of management subject to Committee approval and are not guaranteed under any circumstances.